Exhibit 99.1

Marsh & McLennan Companies, Inc. 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000

NEWS RELEASE

MEDIA CONTACT: Laura Schooler Marsh & McLennan Companies +1 212 345 0370 laura.schooler@mmc.com	INVESTOR CONTACT: Keith Walsh Marsh & McLennan Companies +1 212 345 0057 keith.walsh@mmc.com

Marsh & McLennan Companies Announces Pricing of $1 Billion Senior Notes Offering

NEW YORK, January 9, 2017 — Marsh & McLennan Companies, Inc. (the “Company”) announced today that it has priced $500 million of 2.750% senior notes due 2022 (the “2022 Notes”) and $500 million of 4.350% senior notes due 2047 (the “2047 Notes,” together with the 2022 Notes, the “Notes”). The Company intends to use the net proceeds for general corporate purposes. The closing of the Notes offering is expected to occur on January 12, 2017, subject to certain customary conditions. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., ANZ Securities, Inc. and U.S. Bancorp Investments, Inc. are acting as joint book-running managers for the 2022 Notes offering. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as joint book-running managers for the 2047 Notes offering. BNP Paribas Securities Corp., BNY Mellon Capital Markets, LLC, Scotia Capital (USA) Inc. and The Williams Capital Group, L.P. are acting as co-managers for the 2022 Notes offering and GC Securities, a division of MMC Securities LLC, MUFG Securities Americas Inc., TD Securities (USA) LLC and Wells Fargo Securities, LLC are acting as co-managers for the 2047 Notes offering.

An effective shelf registration statement related to the Notes has previously been filed with the Securities and Exchange Commission (the “SEC”). The offering and sale of the Notes are being made by means of a prospectus supplement and an accompanying base prospectus related to the offering. Before you invest, you should read the prospectus supplement and the base prospectus for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR or the SEC website at www.sec.gov; alternatively, copies may be obtained from: (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated at NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, by email at dg.prospectus_requests@baml.com or by telephone at 1-800-294-1322 and (ii) Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, telephone: 1-800-503-4611 or by email at prospectus.cpdg@db.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Marsh & McLennan Companies

MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global professional services firm offering clients advice and solutions in the areas of risk, strategy and people. Marsh is a leader in insurance broking and risk management; Guy Carpenter is a leader in providing risk and reinsurance intermediary services; Mercer is a leader in talent, health, retirement and investment consulting; and Oliver Wyman is a leader in management consulting. With annual revenue of approximately $13 billion and approximately 60,000 colleagues worldwide, Marsh & McLennan Companies provides analysis, advice and transactional capabilities to clients in more than 130 countries. The Company is committed to being a responsible corporate citizen and making a positive impact in the communities in which it operates.